Exhibit 99.1

Statement from RadioShack Regarding Balance Sheet

FORT WORTH, TX, July 12, 2013 — RadioShack Corporation (NYSE: RSH) issued the following statement today in response to recent media reports involving the company:

We continue to have a strong balance sheet with total liquidity of $820 million at the end of the first quarter. Like many companies, we have discussions with investment banks from time to time to help us evaluate ways to further strengthen our balance sheet and manage it efficiently. That has been the sole focus of these discussions. As we noted on our last earnings call, we are focused on executing our turnaround and serving our customers.

ABOUT RADIOSHACK CORPORATION

RadioShack (NYSE: RSH) is a leading national retailer of innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs. RadioShack® offers consumers a targeted assortment of wireless phones and other electronic products and services from leading national brands, exclusive private brands and major wireless carriers, all within a comfortable and convenient shopping environment. RadioShack employs approximately 30,000 knowledgeable and helpful sales experts globally. RadioShack’s retail network includes more than 4,300 company-operated stores in the United States, 270 company-operated stores in Mexico, and approximately 1,000 dealer and other outlets worldwide. For more information on RadioShack Corporation, please visit www.radioshackcorporation.com; to purchase items online, please visit www.radioshack.com. RadioShack® is a registered trademark licensed by RadioShack Corporation.

Analyst and Investor Contact:	News Media Contact:
Bruce Bishop	Media Relations
(817) 415-3400	(817) 415-3300
Bruce.Bishop@RadioShack.com	Media.Relations@RadioShack.com

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